Exhibit 99.1

Ekso Bionics® Reports First Quarter 2016 Results

RICHMOND, CA – May 10, 2016 – Ekso Bionics Holdings, Inc. (OTCQB: EKSO) (currently listed as OTCQB: EKSOD), a robotic exoskeleton company, today reported financial results for the three months ended March 31, 2016.

Recent Highlights and Accomplishments

•	Received clearance from the U.S. Food and Drug Administration (FDA) to market our Ekso GT™ robotic exoskeleton for use in the treatment of individuals with hemiplegia due to stroke and individuals with spinal cord injuries at levels L5 to C7.[1] The Ekso GT is the first and only exoskeleton cleared by the FDA for use with stroke patients.
•	Medical division sold ten Ekso GT units during the first quarter 2016, and as of March 31, 2016, had sold or rented over 180 medical units.
•	Industrial division sold 25 demonstration devices to a major distributor of construction equipment. These Ekso Aerial gravity balancing arm systems are designed to provide support to industrial workers and this pilot placement represents the first units sold by Ekso Works directly to a customer.
•	Total first quarter revenues of $8.5 million, $2.0 million of which represented revenues from products sold and services provided during the first quarter, up 16% compared to $1.7 million in the first quarter of 2015. First quarter 2016 revenues included $6.5 million resulting from the one-time, non-cash recognition of previously deferred medical device revenue due to a change in the company’s accounting estimate related to the recognition of medical device revenue.
•	Executed a 1-for-7 reverse stock split intended to allow the company to meet the minimum share price requirement for listing on the NASDAQ Capital Market.

“Ekso Bionics has evolved from a development-stage company to a fully commercial organization with an FDA cleared device. Our ground-breaking clearance, which establishes Ekso Bionics as the only exoskeleton technology labeled for stroke patients, allows us to address more than 20 times the patient population of any other exoskeleton technology on the market,” said Thomas Looby, president and chief executive officer of Ekso Bionics. “We have put the right team in place to focus on market expansion, commercialization and continued innovation. I am thrilled to lead the company as we build upon our trusted brand and grow our business into a market leader.”

First Quarter 2016 Financial Results

Revenue for the first quarter of 2016 was $8.5 million compared to $1.7 million for the same period in the prior year. First quarter 2016 revenue includes $6.5 million of revenue resulting from a one-time non-cash recognition of previously deferred medical device revenue for devices sold prior to 2016.

Medical device related revenue was $8.1 million compared to $1.0 million in the same period in the prior year. First quarter 2016 medical device revenue includes a $6.5 million one-time non-cash recognition of previously deferred medical device revenue and $1.5 million of device revenue primarily related to medical devices sold during the first quarter of 2016.

1 Full indications for use available at www.eksobionics.com

Engineering services revenue decreased by $0.3 million, or 39%, to $0.4 million for the three months ended March 31, 2016 when compared to the same period in the prior year. This was primarily due to a decrease in revenue generating projects.

Gross profit for the first quarter of 2016 was $1.5 million compared to $0.4 million for the first quarter of 2015. Along with recognizing previously deferred medical device revenue of $6.5 million and associated deferred cost of revenue of $4.2 million, the company also recorded s $0.9 million of maintenance and $0.2 million of warranty costs for devices sold prior to 2016.

Operating expenses were $8.1 million for the first quarter of 2016 compared to $4.5 million for the first quarter of 2015. The increase in operating expenses included a one-time $0.8 million non-cash charge related primarily to the extention of the period to exercise options made to the company’s former CEO as well as recognition of a $0.3 in million severance.

Net loss applicable to common shareholders in the first quarter was $6.8 million, or $0.44 per basic and diluted share. Net loss applicable to common shareholders for the quarter included a non-cash preferred share deemed dividend of $3.1 million, offset by a non-cash gain of $3.0 million on the revaluation of a warrant liability.  Both non-cash items were associated with the company’s equity financing in December 2015.

Cash was $12.3 million as of March 31, 2016. Cash outflow from operations in the first quarter of 2016 was $6.8 million, which included non-routine investments of working capital, the majority of which the company expects will reverse during the year, compared to $3.8 million in the first quarter of 2015.

Annual Meeting of Stockholders

As previously announced, the company’s 2016 annual meeting of stockholders will be held at the company’s headquarters in Richmond, California on Tuesday, May 24, 2016 at 8:30 a.m. Pacific Time.

Conference Call

Management will host an investment community conference call today beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers (Conference ID: 13581989), or from the webcast on the “Investor Relations” section of the Company’s website at: www.eksobionics.com.

A replay of the call will be available beginning today at 4:30 p.m. PT / 7:30 p.m. ET through midnight ET on May 24, 2016. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Conference ID: 13581989. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical, industrial and defense applications. Founded in 2005, the company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. They are the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe, to providing research for the advancement of R&D projects intended to benefit U.S. defense capabilities.

The company is headquartered in the Bay Area and is listed on the OTCQB under the symbol EKSO (EKSOD for 20 reverse split trading days from May 4th, 2016). For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company’s future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing to fund the Company’s operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company’s products, the Company’s failure to achieve broad market acceptance of the Company’s products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company’s medical device products, the failure to obtain or maintain patent protection for the Company’s technology, failure to obtain or maintain regulatory approval to market the Company’s medical devices, lack of product diversification, existing or increased competition, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

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Media Contacts:

Ekso Bionics

Heidi Darling

Director of Marketing Communications

510-984-1761 x317

hdarling@eksobionics.com

Investor Contact:

Debbie Kaster

415-937-5403

investors@eksobionics.com

Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2016	2015
Revenue:
Medical devices	$8,057	$985
Engineering services	429	704
Total revenue	8,486	1,689

Cost of revenue:
Medical devices	6,669	798
Engineering services	319	488
Total cost of revenue	6,988	1,286

Gross profit	1,498	403

Operating expenses:
Sales and marketing	2,503	1,851
Research and development	2,149	983
General and administrative	3,488	1,662
Total operating expenses	8,140	4,496

Loss from operations	(6,642)	(4,093)

Other income (expense), net:
Gain on warrant liability	2,985	-
Interest and other, net	6	(22)
Total other income (expense), net	2,991	(22)

Net loss	(3,651)	(4,115)

Less: Preferred deemed dividend	(3,124)	-
Net loss applicable to common shareholders	$(6,775)	$(4,115)

Basic and diluted net loss per share	$(0.44)	$(0.28)

Weighted average shares outstanding, basic and diluted	15,388	14,542

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value)

	March 31,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash	$12,314	$19,552
Accounts receivable	2,383	2,069
Inventories, net	2,531	1,056
Prepaid expenses and other current assets	738	436
Deferred cost of revenue, current	255	2,088
Total current assets	18,221	25,201
Property and equipment, net	2,617	2,625
Deferred cost of revenue	-	2,502
Intangible assets, net	1,431	1,584
Goodwill	189	189
Other assets	93	97
Total assets	$22,551	$32,198

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,618	$2,694
Accrued liabilities	2,928	1,885
Deferred revenues, current	1,222	3,960
Capital lease obligation, current	81	80
Total current liabilities	7,849	8,619
Deferred revenues	766	4,613
Warrant liability	6,210	9,195
Contingent consideration liability	768	768
Other non-current liabilities	205	195
Total liabilities	15,798	23,390
Stockholders’ equity:
Convertible preferred stock	-	-
Common stock	109	105
Additional paid-in capital	101,686	100,094
Accumulated deficit	(95,042)	(91,391)
Total stockholders’ equity	6,753	8,808
Total liabilities and stockholders’ equity	$22,551	$32,198